Exhibit 3.14

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERSO QUINNESEC LLC

A Delaware Limited Liability Company

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERSO QUINNESEC LLC

This Amended and Restated Limited Liability Agreement (this “Agreement”) of Verso Quinnesec LLC (the “Company”) is effective as of December 15, 2010.

Introduction. The Company (originally named CMP Quinnesec LLC) was formed as a limited liability company under the Delaware Limited Liability Company Act, as the same may be amended from time to time (the “Act”), on April 28, 2006, and was organized by its sole member, Verso Paper LLC, a Delaware limited liability company (“Verso Paper LLC”), pursuant to the Limited Liability Company Agreement effective as of such date (the “Original LLC Agreement”). Verso Paper LLC amended and restated the Original LLC Agreement pursuant to the Amended and Restated Limited Liability Company Agreement effective as of March 21, 2007 (the “First Amended and Restated LLC Agreement”). Effective as of the date of this Agreement, Verso Paper LLC has assigned a 0.1% limited liability company interest in the Company to Verso Quinnesec REP Holding Inc., a Delaware corporation and wholly-owned subsidiary of Verso Paper LLC (“Verso Quinnesec REP Holding Inc.”). In furtherance of such assignment, Verso Paper LLC and Verso Quinnesec REP Holding Inc. (collectively, the “Members”) desire to amend and restate the First Amended and Restated LLC Agreement and to continue the Company as set forth in this Agreement. Therefore, the Members hereby duly adopt this Agreement pursuant to and in accordance with the Act and agree as set forth herein.

1. Formation. The Certificate of Formation of the Company was filed with the office of the Secretary of State of the State of Delaware on April 28, 2006. The rights and obligations of the Members and the administration of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act. In the event of any inconsistency between any of the terms and conditions contained in this Agreement and any non-mandatory provision of the Act, the terms and conditions contained in this Agreement shall govern.

2. Members. The Members and their respective limited liability company interests in the Company (“Interests”) on the effective date of this Agreement are as follows:

Members	Interests
Verso Paper LLC	99.9%
Verso Quinnesec REP Holding Inc.	0.1%

All decisions and actions of the Members shall be taken by all of the Members in order for such decision or action to be valid.

3. Purpose. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

4. Name. The name of the Company shall be Verso Quinnesec LLC.

5. Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of Delaware shall be as the Secretary of the Company may designate from time to time. The Company’s principal office shall be located at 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436. The Company may have such other offices as the Board may designate from time to time.

6. Term of Company. The Company commenced on April 28, 2006, the date on which its Certificate of Formation was filed with the office of the Secretary of State of the State of Delaware, and shall exist in perpetuity or until its business and affairs are earlier wound up following proper dissolution.

7. Board of Directors; Managers and Officers.

(a) Management of the Company. The management of the Company shall be vested exclusively in the Board of Directors (the “Board”), which may from time to time by resolution delegate authority to the Officers or to others to act on behalf of the Company. Except as otherwise expressly provided in this Agreement, the Members hereby specifically delegate to the Board their rights and powers to manage and control the business and affairs of the Company in accordance with the provisions in Section 18-407 of the Act. The Members hereby expressly retain their right to bind the Company as contemplated by the provisions of Section 18-402 of the Act.

(b) Board. The Members shall appoint individuals to serve on the Board (each a “Director”). The Board shall consist of no less than five and no more than nine Directors. As of the effective date of this Agreement, the Directors are Michael E. Ducey, Michael A. Jackson, Scott M. Kleinman, David W. Oskin, L.H. Puckett, Jr., David B. Sambur and Jordan C. Zaken, and the Chairman of the Board is Scott M. Kleinman. The Members expressly retain the right, by written action filed with the minutes of proceedings of the Board, to increase or decrease the number of Directors who serve on the Board.

(c) Board Meetings. The Board shall hold meetings at such places and times as shall be determined by the Board or the Members. The presence of a majority of the Directors then appointed at a meeting of the Board shall constitute a quorum. A quorum must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid. All decisions and actions of the Board shall be taken by a majority of the Directors present at such meeting at which a quorum exists in order for such decision or action to be valid.

(d) Removal of Directors; Vacancies. The Members may at any time remove any Director appointed pursuant to Section 7(b)(1) with or without cause. In the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of a Director, such vacancy shall be filled by the Members.

(e) Approval Required. The Board shall have authority with respect to all aspects of the operation of the Company. Without limiting the generality of the foregoing, the Company shall not take any of the actions specified in the Management Authorization Limits maintained by the Company, except pursuant to the approval of the party to whom authority is granted for such actions as set forth in the Management Authorization Limits, including the approval of the Board by formally documented authorization where so required.

(f) Action by Written Consent. Any action required or permitted to be taken by the Board, either at a meeting or otherwise, may be taken without a meeting of the Board by a written consent thereto signed by each Director and filed with the minutes of proceedings of the Board. Any action required or permitted to be taken by the Board may be taken by a written consent thereto signed by all of the Members and filed with the minutes of proceedings of the Board.

(g) Telephonic Meetings. Directors may participate in a meeting of the Board by means of a conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(h) Subsidiaries. If the Company shall at any time have any subsidiaries, the composition of the board of directors, committees of the board of directors, and officers of each of the Company’s subsidiaries shall be identical to that of the Company. The Management Authorization Limits shall apply equally to the Directors and Officers in their capacity as directors and officers of the Company’s subsidiaries. Actions taken by the Directors and Officers relating to the Company’s subsidiaries shall be deemed to have been taken by the Directors and Officers in their capacity as directors and officers of such subsidiaries.

(i) Company Minutes. The decisions and resolutions of the Members, the Board and committees of the Board shall be reported in minutes, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of meeting), the Directors or committee members present at the meeting, the resolutions put to a vote (or the subject of a written consent), and the results of such voting (or written consent). The minutes shall be entered in a minute book kept at the principal office of the Company, and a copy of the minutes shall be provided to each Director or committee member, as applicable.

(j) Executive Committee. The Company shall establish and maintain an Executive Committee of the Board, in accordance with applicable law, which shall consist of a more manageable number of members than the full Board and of members who are readily able to respond to requests for and attend meetings. The Executive Committee shall have the authority to exercise the powers of the Board for certain actions of the Board as set forth in the Management Authorization Limits, except in cases where action of the entire Board is required by applicable law or the Management Authorization Limits. The Executive Committee shall consist of three Directors. As of the effective date of this Agreement, the members of the Executive Committee are Michael A. Jackson, Scott M. Kleinman and Jordan C. Zaken, and the Chairman of the Executive Committee is Scott M. Kleinman. The Executive Committee shall meet at such place and time as determined by the Members.

(k) Officers.

(1) The Company shall have employees or agents who are denominated as officers (including, but not limited to, a Chief Executive Officer (the “CEO”), a President, one or more Vice Presidents, a Chief Financial Officer and a Secretary) as the Board may designate from time to time (collectively, the “Officers”). As of the effective date of this Agreement, the Officers are as follows:

Name	Office
Michael A. Jackson	President and Chief Executive Officer
Lyle J. Fellows	Senior Vice President – Manufacturing
Michael A. Weinhold	Senior Vice President – Sales and Marketing

Robert P. Mundy	Senior Vice President, Chief Financial Officer and Assistant Secretary
Peter H. Kesser	Vice President, General Counsel and Secretary
Ricardo Moncada	Vice President – Human Resources
Benjamin Hinchman, IV	Vice President and Chief Information Officer
Craig J. Liska	Vice President – Sustainability
Tracy M. Welch	Treasurer and Assistant Secretary

(2) The Officers shall be subject to the authority of the CEO and shall be responsible for implementing the decisions of the Board and conducting the ordinary and usual business and affairs of the Company, including, subject to the policies and limitations established by, and the supervision of, the Board, and subject to the terms of this Agreement, including, without limitation, Section 7(e). Without limiting the generality of the foregoing, the Officers shall not take any of the actions specified in the Management Authorization Limits except pursuant to the approval of the party to whom authority is granted for such actions as set forth therein, including the approval of the Board by formally documented authorization where so required.

(3) The Officers shall at all times be subject to the supervision and control of the Board and shall conform to policies and procedures established by the Board, and the scope of the Officers’ authority shall be limited to such policies and procedures. The acts of the Officers shall bind the Company when they are within the scope of the authority of such Officers. Except as otherwise authorized by the Board or the CEO, and except as set forth in the Management Authorization Limits, no other person shall have authority to bind or act for, or assume any obligations or responsibilities on behalf of, the Company. The Officers shall keep the Board informed as to all matters of concern to the Company.

(4) Nothing in this Section 7(k) shall be construed so as to limit the authority of the Members to act for and bind the Company.

8. Other Activities. The Members may engage or invest in, and devote its time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of the Members (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

9. Standards of Conduct. Whenever a Member or any person to whom a Member delegates authority or responsibility pursuant to Section 7, including, without limitation, the Board (each, an “Authorized Delegate”), is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, such Member or Authorized Delegate shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that a Member or Authorized Delegate has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or any other person, such Member or Authorized Delegate acting in accordance with this Agreement shall not be liable to the Company or such other person for its good faith reliance on the provisions of this Agreement. A Member or Authorized Delegate shall, in the performance of such Member’s or Authorized Delegate’s duties, be fully protected (including, without limitation, to the full extent provided under Section 18-407 of the Act) in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Officers, employees of the Company, or Authorized Delegates, or by any other person as to matters that such Member or Authorized Delegate reasonably believes are within such other person’s professional or expert competence. The provisions of this

Agreement, to the extent that they restrict the duties of a Member or Authorized Delegate otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

10. Limited Liability. Except as otherwise required by any non-waivable provision of the Act or other applicable law, the Members and any Authorized Delegate shall not be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort or otherwise.

11. Capital Contributions. The Members have contributed capital to the Company in the amounts reflected on the books and records of the Company. Subsequently, the Members may make capital contributions to the Company from time to time, but shall not be required to make any capital contributions.

12. Allocations; Distributions; Certain Payments. Each item of income, gain, loss, deduction, credit and other tax items of the Company shall be allocated between the Members on the basis of their respective Interests. Each distribution of cash or other property by the Company shall be made to the Members on the basis of their respective Interests. If from time to time any Member receives any payment owed to the Company, the Member shall either (a) remit the payment to the Company, (b) remit to the other Member an amount equal to the product of the payment multiplied by the other Member’s Interest (the “Other Member’s Share”), or (c) hold the Other Member’s Share as agent for the other Member.

13. Indemnification.

(a) The Company shall indemnify and hold harmless each Member and Authorized Delegate (including, without limitation, each Director and Officer) to the full extent permitted by law from and against any and all damages, liabilities, losses, costs and expenses (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative) (collectively, “Actions”) in which such Member or Authorized Delegate may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company; provided, however, that such indemnification (i) shall be for alleged acts or omissions made by a Member in its capacity as manager or an Authorized Delegate in its official capacity and (ii) shall include indemnification for negligence, but exclude indemnification (A) for acts or omissions involving gross negligence, actual fraud or willful misconduct or (B) with respect to any transaction from which the indemnitee derived an improper personal benefit. The right to indemnification conferred in this Section 13(a) shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any action in advance of its final disposition (an “advancement of expenses”) and shall not be exclusive of any other right that a Member or Authorized Delegate may have or hereafter acquire under any statute, agreement, action of the Members, vote of the Board, or otherwise. The right to indemnification and to the advancement of expenses conferred in this Section 13(a) shall be a contract right, and such right shall continue as to an indemnitee who has ceased to be an Authorized Delegate and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(b) The Company, upon authorization by the Members or the Board, may grant rights to indemnification and advancement of expenses to any manager, employee or other agent of the Company to the full extent permitted by law.

(c) The Company, at its expense, may maintain insurance to protect itself and any manager, Director, Officer, employee or other agent of the Company or any other limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability, loss or expense. The Company may maintain such insurance regardless of whether it would have the power to indemnify such person against such expense, liability or loss under the Act.

(d) Notwithstanding the foregoing, any and all indemnification and advancement of expenses obligations of the Company shall be satisfied only from the assets of the Company, and the Members shall have no liability or responsibility therefor.

14. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by all of the Members. In such event, after satisfying creditors, all remaining assets shall be distributed to the Members on the basis of their respective Interests.

15. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Members.

16. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to other principles of conflicts of law.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

VERSO PAPER LLC

By:	/s/ Michael A. Jackson
Michael A. Jackson
President and Chief Executive Officer

VERSO QUINNESEC REP HOLDING INC.

By:	/s/ Michael A. Jackson
Michael A. Jackson
President and Chief Executive Officer